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                           STOCK PURCHASE AGREEMENT
                           ------------------------


     THIS STOCK PURCHASE AGREEMENT is made and entered into effective this 13th day of April 1998, between and among AMERICAN EDUCATIONAL PRODUCTS, INC., a Colorado corporation having its principal place of business at 6550 Gunpark Drive, Suite 200, Boulder, CO 80301, ("AMEP"), HUBBARD SCIENTIFIC, INC., a Colorado corporation and wholly-owned subsidiary of AMEP ("Hubbard" or the "Buyer") and LEISURE AND LEARNING, INC., a New York corporation having its principal place of business at 1845 Highland Avenue, New Hyde Park, NY 11040 ("L&L"), NATIONAL TEACHING AIDS, INC., a New York corporation and wholly-owned subsidiary of L&L ("NTA"), VISUAL SYSTEMS FOR LEARNING, INC., a New York corporation and wholly owned subsidiary of L&L ("VSL") and AARON BECKER, an individual, FELIX DUTKO, an individual, ARLENE BECKER, an individual, BURTON LITWIN, an individual, ALLAN WALLIN, an individual, and STEPHEN MARTIN and LINDA EBER, as Joint Tenants, constituting all of the shareholders of L&L, ("Shareholders" or "Seller") and NEWCO, INC., a New York corporation to be formed by the Shareholders ("Newco").

                                  WITNESSETH
                                  ----------
     WHEREAS, NTA is engaged in the development, manufacture, distribution and sale of various supplemental educational products; and

     WHEREAS, Hubbard wishes to acquire the business operations of NTA; and

     WHEREAS, NTA is a wholly-owned subsidiary of L&L; and

     WHEREAS, Shareholders are the actual and beneficial owners of shares of capital stock, constituting one hundred percent (100%) of the issued and outstanding shares of Common Stock of L&L, together with any options, warrants and other rights exercisable to purchase or convertible into shares of Common Stock of L&L (hereafter collectively the "L&L Shares"); and

     WHEREAS, Buyer desires to acquire all of the issued and outstanding L&L Shares owned by Shareholders, subject to the terms and conditions set forth in this Agreement; and

     WHEREAS, Shareholders desire to sell all of their L&L Shares, subject to the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, and other good and valuable consideration, the receipt and adequacy whereof is hereby acknowledged, the parties agree as follows:


SECTION 1:     GENERAL DEFINITIONS
               -------------------
     For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

     1.1 BEST KNOWLEDGE. "Best Knowledge" shall mean both what a Person knew as well as what the Person should have known had the Person exercised reasonable diligence. When used with respect to a Person other than a natural person, the term "Best Knowledge" shall include matters that are known to the current directors, officers and managers or what such persons should have known had they exercised reasonable diligence.

     1.2  CLOSING DATE.  "Closing Date" shall mean the date referred to in
Section 5.2 of this Agreement.

     1.3 CODE. "Code" shall mean the Internal Revenue Code of 1986, as amended.

     1.4 ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     1.5 EXCHANGE ACT. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     1.6(a)    FISCAL YEAR OF AMEP.  "Fiscal Year of AMEP" shall mean a
twelve-month period beginning January 1;

     1.6(b)    FISCAL YEAR OF L&L.  "Fiscal Year of L&L" shall mean a twelve-
month period beginning November 1.

     1.7 GOVERNMENTAL AUTHORITY. "Governmental Authority" shall mean any and all foreign, federal, state or local governments, governmental institutions, public authorities and governmental entities of any nature whatsoever, and any subdivisions or instrumentalities thereof, including, but not limited to, departments, boards, bureaus, commissions, agencies, courts, administrations and panels, and any division or instrumentalities thereof, whether permanent or ad hoc.

     1.8 GOVERNMENTAL REQUIREMENT. "Governmental Requirement" shall mean any and all laws (including, but not limited to, applicable common law principles), statutes, ordinances, codes, rules regulations, interpretations, guidelines, directions, orders, judgments, writs, injunctions, decrees, decisions or similar items or pronouncements, promulgated, issued, passed or set forth by any Governmental Authority.

     1.9 LEGAL REQUIREMENTS. "Legal Requirements" shall mean applicable common law and any statute, ordinance, code or other laws, rule, regulation, order, technical or other standard, requirement, judgment, or procedure enacted, adopted, promulgated, applied or followed by any Governmental Authority, including, without limitation, any order, decree, award, verdict, findings of fact, conclusions of law, decision or judgment, whether or not final or appealable, of any court, arbitrator, arbitration board or administrative agency.

     1.10 PERSON. "Person" shall mean any natural person, any Governmental Authority and any entity the separate existence of which is recognized by any Governmental Authority or Governmental Requirement, including, but not limited to, corporations, partnerships, joint ventures, joint stock companies, limited liability companies, trusts, estates, companies and associations, whether organized for profit or otherwise.

     1.11 RIGHTS. "Rights" shall mean any right to acquire capital stock or any ownership or profits interest in an entity or an affiliate of such entity including, but not limited to, options, warrants, and instruments or obligations convertible into capital stock, ownership or profits interest.

     1.12 SECTION. Unless otherwise stated herein, the term "Section" when used in this Agreement shall refer to the Sections of this Agreement.

     1.13 SECURITIES ACT. "Securities Act" shall mean the Securities Act of 1933, as amended.

     1.14 TAXES. "Tax" and "Taxes" shall mean any and all income, excise, franchise or other taxes and all other charges or fees imposed or collected by any Governmental Authority or pursuant to any Governmental Requirement, and shall also include any and all penalties, interest, deficiencies, assessments and other charges with respect thereto.


SECTION 2:     SALE OF STOCK AND CONSULTING AGREEMENT
               --------------------------------------
     2.1 PURCHASE AND SALE. Subject to the terms and conditions hereafter set forth, on the Closing Date, Shareholders shall sell, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Shareholders, the L&L Shares. The purchase price ("Purchase Price") to be paid by Buyer to Shareholders on the Closing Date for the L&L Shares is a total of One Million Two Hundred Thousand dollars ($1,200,000.00), to be paid as follows:

          (a) The sum of Two Hundred Fifty Thousand dollars ($250,000.00), payable to the Seller by certified funds or wire transfer on the Closing Date;

          (b) The sum of Nine Hundred Fifty Thousand dollars ($950,000) shall be payable in the form of a Non-Marketable Convertible Promissory Note ( the "Note"), made by Buyer in favor in favor of Seller, substantially in the form of Exhibit 2.1(b) hereto. The Note shall be payable, together with interest at the rate of 7 1/2% per annum in four equal annual principal installments of Two Hundred Thirty-Seven Thousand Five Hundred ($237,500) each on each of the four consecutive anniversary dates from the Closing Date. The outstanding principal balance of the Note, together with any and all accrued and unpaid interest, shall be convertible in whole or in part at any time or from time to time, at the option of AMEP, into shares of AMEP Common Stock, $.05 par value ("AMEP Common Stock"), at a conversion value of $10.00 per share of AMEP Common Stock, immediately upon written notice from AMEP to Seller. It shall be a condition precedent to AMEP's exercise of the conversion option that the public trading price of the AMEP Common Stock on the over-the-counter market equals or exceeds $11.00 per share for twenty (20) or more consecutive trading days. Unless the shares of AMEP Common Stock issuable upon conversion of the Note (the "Conversion Stock") are eligible to be sold in market transactions pursuant to Rule 144(k) under the Securities Act, in the event AMEP exercises the conversion option under the Note, AMEP shall exercise reasonable efforts to cause to be prepared and filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-3 (the "Registration Statement"), registering for resale under the Securities Act the shares of Conversion Stock so issued. AMEP shall notify Seller, in writing, of the date upon which the Registration Statement is declared effective by the Commission (the "Registration Statement Effective Date"). All costs and expenses incurred in connection with such registration shall be borne solely by AMEP.

          (c) PUT OPTION. Upon the issuance of the Conversion Stock, AMEP shall simultaneously issue to each Shareholder a put option substantially in the form of Exhibit 2.1(c) attached hereto and incorporated herein by this reference ("Put") which will grant to each Shareholder the right and option to sell to AMEP for redemption, subject to the terms and conditions set forth herein, any or all of the number of shares of Conversion Stock owned by each Shareholder. The Put shall require AMEP to purchase and redeem any and all shares tendered at a price of $10.00 per share. The Puts will be exercisable only in the event that the shares of Conversion Stock are not eligible to be sold in reliance upon Rule 144(k) under the Securities Act and either: (1) the Registration Statement is not declared effective by the Commission within sixty (60) days following AMEP's exercise of its conversion option (the "Registration Period"), or (2) the closing bid price of the AMEP Common Stock on the over-the-counter market is less than $10.00 per share on the Registration Statement Effective Date. The Puts will be exercisable for a period of thirty (30) days following the earlier of the expiration of the Registration Period, or the Effective Date.

     2.2 LICENSE AGREEMENT. At Closing, Newco shall execute and deliver to Buyer a License Agreement substantially in the form of Exhibit 2.2 hereto, pursuant to which Buyer shall be granted exclusive worldwide right to utilize certain intangible assets of Seller, including copyrights and trademarks of Seller necessary for the conduct of the business operations of NTA. In consideration of such license, Buyer shall pay a license fee in the aggregate amount of Four Hundred Thousand dollars ($400,000), payable in equal annual installments of One Hundred Thousand dollars ($100,000) each, payable on each of the four consecutive anniversaries following execution of the License Agreement. Upon payment in full of the license fee and the Purchase Price, Buyer shall convey by Bill of Sale or other instrument of conveyance good and marketable title to all of the intangible assets covered by the License Agreement, free of any claim of Seller's or any third party.

     2.3 CONSULTING AGREEMENTS. At closing, Hubbard shall enter into the following consulting agreements:

          (a) Aaron Becker: a two-year agreement providing for an annual fee of Eighty-One Thousand Four Hundred Fifty dollars ($81,450), payable quarterly, substantially in the form of Exhibit 2.3(a).

          (b) Felix Dutko: a two-year agreement providing for an annual fee of Sixty-Eight Thousand Five Hundred Fifty dollars ($68,550), payable quarterly, substantially in the form of Exhibit 2.3(b).

     2.4 PURCHASE PRICE ADJUSTMENT. Within 75 days following the Closing Date, AMEP shall engage its independent accountants to prepare audited consolidated financial statements of L&L (the "L&L Audited Financial Statements") as of and for the two-year period ending December 31, 1997, or such other date as AMEP shall determine, and as of and for the interim period ending March 31, 1998. Such Audited Financial Statements shall include a consolidated balance sheet, statements of income, statements of cash flows and statements of stockholders' equity. Based upon the L&L Audited Financial Statements, the Purchase Price provided for in Section 2.1 above shall be subject to the following adjustments:

          2.4.1 INCOME ADJUSTMENT. The Purchase Price shall be increased or decreased as the case may be, by the amount that the consolidated income from operations of L&L for the twelve-month period ending March 31, 1998, is greater than or less than the sum of One Hundred Ten Thousand and Nine Hundred dollars ($110,900). Furthermore, Seller warrants that L&L consolidated net tangible assets at October 31, 1997 were Five Hundred Forty-Five Thousand Seven Hundred dollars ($545,700). Since October 31, 1997 and until the Effective Date, there shall have been no reduction in L&L consolidated net tangible assets other than resulting from net income or loss from operations in the normal course of business and the reduction, if any, has been included in the income adjustment described above. The Purchase Price shall be reduced by the amount of reduction, if any, to L&L consolidated net tangible assets as of the Effective Date that is not reflected in the above income adjustment.

          2.4.2 INVENTORY ADJUSTMENT. On or before April 30, 1998, Buyer shall inspect, on Sellers' premises, the inventory that had been included in the actual Effective Date inventory at March 31, 1998, as reflected on L&L Audited Financial Statements, and Buyer shall provide Seller with an accounting setting forth all damaged, returned or obsolete inventory that had been included in the actual Effective Date inventory at March 31, 1998, as reflected on the L&L Audited Financial Statements. The Purchase Price shall be reduced by the amount of inventory deficiency determined in accordance with such accounting. In the event Seller disagrees with Buyer's determination of the inventory value differential, final determination may be submitted for resolution by arbitration in accordance with this Agreement.

          2.4.3 ACCOUNTS RECEIVABLE ADJUSTMENT. As soon as practicable following September 30, 1998, Buyer shall prepare and deliver to Seller a schedule (the "Receivables Schedule"), certified as to accuracy by Buyer's Chief Financial Officer, setting forth the amount of receivables collected and not collected by Buyer following the Closing Date. As to any and all uncollected receivables, the Receivables Schedule shall identify the customer, the amount uncollected and the number of collection contacts made by Buyer in an effort to recover same. The Purchase Price shall be reduced by the amount of the Receivables remaining uncollected as set forth on the Receivables Schedule. Buyer shall assign to Seller any Receivables remaining uncollected to the extent that the Purchase Price has been reduced in accordance with the provisions of this subsection. From and after the time of such Receivables adjustment, if and to the extent Buyer thereafter receives and collects any such Receivable included in the adjusted amount, Buyer shall pay to Seller any revenue thereafter collected.

          2.4.4 PAYMENT OF PURCHASE PRICE ADJUSTMENTS. If after giving effect to the aggregate Purchase Price adjustments provided for in this
Section 2.4 there results a net increase in the Purchase Price, any such increase shall be promptly paid by Buyer to Seller. In the event the aggregate net Purchase Price adjustments provided for in this Section 2.4 result in a Purchase Price reduction, such reduction may be offset by Buyer against any future payments due by Buyer to Seller under the License Agreement.

     2.5 LABOR MATTERS. Buyer shall acquire NTA subject only to payroll costs, including medical insurance and any accrued vacation, accruing on or after April 1, 1998. It is understood that, except as provided in this
Section 2.5, Buyer is not assuming and and NTA shall not be subject to, as of the Effective Date, any union contracts, pension liabilities, workmen's compensation commitments, or any employee obligations of L&L or NTA. Without limitation the generality of the foregoing, neither L&L nor NTA shall have any accrued or unpaid liability for severance, accrued vacation (accruing prior to April 1, 1998) or other obligations for salary, benefits, compensation or liability for or under employment or consulting agreements, whether verbal or written. All such matters shall be and remain the obligation of Seller, and Seller agrees to indemnify and hold harmless Buyer, L&L and NTA from any liability with respect thereto. Further, Seller acknowledges that following the Closing Date, it is Buyer's intention to terminate the employment of all current NTA employees in connection with Buyer's relocation of the NTA business to Buyer's facilities in the State of Wisconsin. In connection with that relocation and the termination of NTA's employees following the Closing Date, Seller shall be solely and exclusively liable for any and all obligations or liabilities of whatsoever kind or description to the NTA employees so terminated, whether arising under any express or implied contract, statutory, regulatory or at common law, arising from or in connection with such termination, and Seller agrees to indemnify, defend and hold harmless Buyer, NTA and their respective affiliates with respect to any liability therefor. Such liabilities may include, without limitation, liability for post termination compensation, benefits such as health, severance, vacation and related payroll taxes as well as liability under workers' compensation laws, unemployment compensation laws and the like.

     2.6 TAXES AND OTHER COSTS. All stock transfer, sales and conveyance taxes related to the sale of the L&L shares shall be payable by Seller, and Seller shall indemnify, defend and hold harmless Buyer with respect thereto. Buyer will be responsible for any expenses incurred solely by Buyer.


SECTION 3:     CLOSING
               -------
      3.1 GENERAL PROCEDURE. At the Closing each party shall deliver such documents, instruments and materials as may be reasonably required in order to effectuate the intent and provisions of this Agreement, and all such documents, instruments and materials shall be satisfactory in form and substance to counsel for the other parties.

     3.2  TIME AND PLACE.   The Closing shall take place in the offices of
L&L, as soon as practicable but in no event later than (i) five (5) business days from the date of the satisfaction or waiver of all conditions precedent set forth in Sections 3.5 and 3.6, and/or (ii) April 30, 1998, or such time and place as shall be mutually acceptable to the parties.

     3.3 EFFECTIVE DATE OF CLOSING. The parties stipulate and agree that the effective date of Closing shall be April 1, 1998, (the "Effective Date").

     3.4 COVENANTS REGARDING CLOSING. The Parties hereby covenant and agree that they shall (i) use reasonable efforts to cause each of their respective Exhibits not already attached to this Agreement on the date of execution to be prepared and exchanged with the other party, and its legal counsel, within ten
(10) business days following the execution of this Agreement, except to the extent the express terms of this Agreement provide for a different time period for such delivery to be accomplished, (ii) use reasonable efforts to cause all of their respective representations and warranties set forth in this Agreement, and Exhibits hereto, to be true on and as of the Closing Date,
(iii) use reasonable efforts to cause all of their respective obligations that are to be fulfilled on or prior to the Closing Date to be so fulfilled,
(iv) use reasonable efforts to cause all conditions to the Closing set forth in this Agreement to be satisfied on or prior to the Closing Date, and (v) use reasonable efforts to deliver to each other at the Closing the certificates, updated lists, notices, consents, authorizations, approvals, agreements, transfer documents, receipts and amendments contemplated hereby (with such additions or exceptions to such items as are necessary to make the statements set forth in such items accurate and acceptable, provided that if any such additions or exceptions cause any of the conditions to the Parties' obligations hereunder as set forth hereinbelow not to be fulfilled, such additions and exceptions shall in no way limit the rights of the Parties hereunder to terminate this Agreement or refuse to consummate the transactions contemplated hereby).

     3.5 CONDITIONS TO OBLIGATION OF BUYER. The obligation of Buyer to complete the Purchase and Sale on the Closing Date on the terms set forth in this Agreement is, at the option of Buyer, subject to the satisfaction or waiver by Buyer of each of the following conditions:

          (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Shareholders and L&L in this Agreement shall be correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date.

          (b) COMPLIANCE WITH COVENANTS. All covenants which Shareholders and L&L are required to perform or comply with on or before the Closing Date shall have been fully complied with or performed in all material respects.

          (c) CORPORATE APPROVALS. The Boards of Directors of AMEP and L&L shall have approved and ratified this Agreement and shall have authorized the appropriate officers of each to execute same and fully perform its terms.

          (d) CONSENTS AND APPROVALS. To the extent that any material lease, mortgage, deed of trust, contract or agreement to which NTA, VSL or L&L is a party shall require the consent of any person to the Sale or any other transaction provided for herein, such consent shall have been obtained; provided, however, that Shareholders shall not make, as a condition for the obtaining of any such consent, any agreements or undertakings not approved in writing by Buyer to the extent that such condition otherwise has an effect on Buyer.

          (e) REVIEW AND DUE DILIGENCE. Buyer, its legal counsel and/or auditors shall have had the opportunity to complete, and shall have completed on or before June 1, 1998, a satisfactory due diligence investigation of L&L, VSL and NTA, together with a satisfactory review of NTA's, VSL's and L&L's corporate status and the marketability of title to L&L's property, together with the marketability of Shareholders' title to the L&L Shares.

          (f) NO GOVERNMENTAL ACTIONS. No action or proceeding before any Governmental Authority shall have been instituted or threatened to restrain or prohibit the transactions contemplated by this Agreement, and the Parties shall have delivered to each other certificates dated as of the Closing Date and executed by such parties, stating that to their Best Knowledge, no such actions or proceedings exist. No Governmental Authority shall have taken any other action as a result of which the management of any of the Parties, in its sole discretion, reasonably deems it inadvisable to proceed with the transactions contemplated by this Agreement.

          (g) NO MATERIAL ADVERSE CHANGE. No material adverse change in the business, property or assets of NTA or VSL shall have occurred, and no loss or damage to any of the assets, whether or not covered by insurance, with respect to NTA or VSL hereto shall have occurred, and the Parties shall have delivered to each other certificates dated as of the Closing Date and executed by Seller to all such effects.

          (h) UPDATE OF CONTRACTS. NTA and VSL shall have delivered to Buyer an accurate list, as of the Closing Date, showing (i) all agreements, contracts and commitments of the type listed on Exhibit 4.22 entered into prior to the date of this Agreement; (ii) all agreements, contracts and commitments of the type listed on Exhibit 4.22 entered into since the date of this Agreement; and (iii) all other agreements, contracts and commitments related to the business or the assets of NTA and VSL entered into since the date of this Agreement, together with true, complete and accurate copies of all such documents (the "New Contracts"). Buyer shall have had the opportunity to review and approve the New Contracts, and Buyer shall have the right to delay the Closing for up to ten (10) days if it in its sole discretion deems such delay necessary to enable it to adequately review the New Contracts.

          (i) NO ADVERSE INFORMATION. The investigations with respect to the Parties, the assets and the respective businesses performed by each Company's respective professional advisors and other representatives shall not have revealed any information concerning the other Company, its assets or its business that has not been made known to the discovering Company, in writing prior to the date of this Agreement and that, in the opinion of such party and its advisors, materially and adversely affects the business or assets of the other party or the viability of the transaction contemplated by this Agreement.

          (j) ORDINARY COURSE OF BUSINESS. During the period from November 1, 1997 until the Closing Date, NTA and VSL shall have carried on its business in the ordinary and usual course, and shall have delivered to Buyer a certificate to that effect.

          (k) LIENS. L&L, VSL and NTA shall have delivered to Buyer a reasonably current lien and judgment search (both state and county levels in each jurisdiction where the party is qualified to or is doing business or owns material assets) confirming the absence of any judicial liens, security interests, tax liens and similar such liens affecting any of its business or assets, except for Permitted Liens as defined in Section . Each and every lien or encumbrance of any nature, if any, relating to the assets, business, or the shares of common stock of such Company shall have been terminated and released, and proof thereof delivered to the other (except for Permitted Liens).

          (l) OTHER DOCUMENTS. The parties shall have delivered or caused to be delivered all other documents, agreements, resolutions, certificates or declarations as each respective party or its attorneys may have reasonably requested.

          (m) FINANCIAL STATEMENTS. Prior to Closing, L&L, VSL and NTA shall have delivered to Buyer their consolidated unaudited financial statements containing unaudited balance sheets of March 31, 1998, together with statements of operations for both the twelve (12) month period ending March 31, 1998 and the five (5) month period ending March 31, 1998, and which financial statements shall be in all respects satisfactory to Buyer and its legal counsel.

          (n) AUDIT CONFIRMATION. Prior to Closing, Buyer shall have received confirmation from its independent public accountants that they have examined the books and records of L&L, VSL and NTA and have determined that such books and records will permit the preparation of the L&L Audited Financial Statements, together with report of independent public accountant, in conformity with generally accepted accounting principles consistently applied and in compliance with all requirements of Regulation SB under the Securities Act.

          (o) NONCOMPETITION AGREEMENT. At closing, Aaron Becker and Felix Dutko shall each execute and deliver to Buyer a Noncompetition Agreement substantially in the form of Exhibit 3.5(o) hereto.

          (p) OTHER OBLIGATIONS. Seller shall have delivered to Buyer an accurate list, as of the Closing Date, showing all other commitments and/or obligations of NTA, VSL or L&L not otherwise disclosed to Buyer in writing, including, but not limited to, any and all obligations to Shareholders and automobile leases. It is understood that Buyer is not assuming any such commitments and/or obligations, all of which shall be and remain the obligation of Seller, and Seller agrees to indemnify and hold harmless Buyer, L&L, VSL and NTA from any liability with respect thereto.

          (q) PREMISES LEASES. Seller shall have delivered to Buyer an accurate list, as of the Closing Date, showing any and all premises or commercial leases to which NTA, VSL and/or L&L is a party, or which otherwise constitute a liability, obligation or commitment of NTA, VSL and/or L&L. It is understood that Buyer is not assuming any premises or commercial lease which cannot be terminated without liability, at the sole election of Buyer, upon thirty (30) days advance written notice, or any liability, commitment and/or obligation related thereto, all of which shall be and remain the sole obligation of Seller, and Seller agrees to indemnify and hold harmless Buyer, L&L, VSL and NTA from any liability with respect thereto.

     3.6 CONDITIONS TO OBLIGATION OF SHAREHOLDERS. The obligation of Shareholders to complete the Purchase and Sale on the Closing Date on the terms set forth in this Agreement is, at the option of Shareholders subject to the satisfaction or waiver by Shareholders of each of the following conditions:

          (a) NO GOVERNMENTAL ACTIONS. No action or proceeding before any Governmental Authority shall have been instituted or threatened to restrain or prohibit the transactions contemplated by this Agreement, and the Parties shall have delivered to each other certificates dated as of the Closing Date and executed by such parties, stating that to their Best Knowledge, no such actions or proceedings exist. No Governmental Authority shall have taken any other action as a result of which the management of any of the Parties, in its sole discretion, reasonably deems it inadvisable to proceed with the transactions contemplated by this Agreement.

          (b) OTHER DOCUMENTS. The parties shall have delivered or caused to be delivered all other documents, agreements, resolutions, certificates or declarations as each respective party or its attorneys may have reasonably requested.

     3.7 SPECIFIC ITEMS TO BE DELIVERED AT THE CLOSING. The parties shall deliver the following items to the appropriate party at the Closing of the transactions contemplated by this Agreement.

          (a)  To be delivered by L&L:

               (1) Copy of corporate resolutions authorizing the execution of this Agreement, and the consummation by L&L of the transactions contemplated by this Agreement.

               (2) A certificate of the President of L&L stating that the representations and warranties of L&L set forth in this Agreement are true and correct. Said certificate shall further verify and affirm that all consents or waivers, if any, which may be necessary to execute and deliver this Agreement have been obtained and are in full force and effect.

               (3) A certificate dated the Closing Date, signed by the Chief Executive Officer and the Chief Financial Officer of L&L in form and substance satisfactory to the other parties and their legal counsel, certifying that all conditions precedent set forth in this Agreement to the obligations of L&L to close, have been fulfilled, and that no event of default hereunder and no event which, with the giving of notice or passage of time, or both, would be an event of default, has occurred as of such date.

               (4) Certificates dated the Closing Date, signed by the Secretary of L&L, (i) certifying resolutions duly adopted by the Board of Directors and Shareholders of L&L, authorizing the execution of this Agreement and all of the other transactions to be consummated pursuant thereto;
                    (ii) certifying the names and incumbency of the officers of L&L who are empowered to execute the foregoing documents for and on behalf of such company; (iii) certifying the authenticity of copies of the Articles of Incorporation and Bylaws of L&L; and (iv) certifying the authenticity of a reasonably current Certificate of Good Standing in New York.

               (5) All accounting books and records of L&L, VSL and NTA and such other business records as Buyer may reasonably request.

               (6) Certificate or certificates representing 100% of the issued and outstanding shares of Common Stock of NTA and VSL, which stock certificates shall be endorsed in favor of Buyer.

               (7) The resignations of all directors and officers of L&L, VSL and NTA, effective as of the Closing Date.

          (b)  To be delivered by Shareholders:

               (1) Certificate or certificates representing 100% of the issued and outstanding L&L Shares, which stock certificates shall be endorsed in favor of Buyer.

               (2) Certificate of each Shareholder in which each states that he owns the L&L Shares free and clear of all liens, encumbrances, security interests and limitations on transfer whatsoever.

               (3) Certificate of Aaron Becker and Felix Dutko confirming the accuracy, to such Shareholder's Best Knowledge, as of the Closing Date, of the representations and warranties of Shareholders set forth in this Agreement.

               (4)  License Agreements substantially in the form of Exhibit
                    2.2.

               (5)  Noncompetition Agreements substantially in the form of
                    Exhibit 3.5(o).

               (6) Consulting Agreements, substantially in the form of Exhibits 2.3(a) and (b).

          (c)  To be delivered by Buyer:

               (1) Copy of corporate resolution authorizing the execution of this Agreement and the consummation by Buyer of the transactions contemplated by this Agreement; and

               (2) The sum of Two Hundred Fifty Thousand dollars ($250,000) in cash or certified funds payable to Shareholders pursuant to the provisions of Section 3.4 hereof.

               (3) The Note, substantially in the form of Exhibit 2.1(b) hereto.

     3.8 CONDITION SUBSEQUENT. As soon as practicable following the Closing Date, Buyer shall engage its independent public accountants to perform the preparation and completion of the L&L Audited Financial Statements. In the event it is determined that the independent public accountants are unable to prepare and deliver the L&L Audited Financial Statements within 75 days following the Closing Date and in form and substance that complies with the requirements of Regulation SB under the Securities Act and other applicable federal and state securities regulations, Buyer may, at its option, rescind the purchase of the L&L shares, retroactive to the Closing Date. In the event the Buyer elects to rescind the purchase of the L&L shares, such rescission shall be deemed to have the effect of amending the Agreement as follows.

          (a) Concurrently with the election to rescind the Closing, the Parties shall execute and deliver a Management Agreement substantially in the form of Exhibit 3.7(a) hereto. Under the terms of the Management Agreement, agents and employees of the Buyer shall continue to manage the day-to-day operations of NTA and VSL until a subsequent Closing Date, as hereinafter defined. In consideration of its management of the business operations of NTA and VSL, Buyer shall be entitled to receive any operating income generated by the business operations of NTA and VSL during the management period.

          (b) The Closing Date of the Agreement shall be deemed to be extended to a date immediately following the completion by Buyer of consolidated audited financial statements of L&L, VSL and NTA for such periods as are required to be included in audited financial statements that must accompany the current report on Form 8-K to be filed by AMEP in connection with the transactions provided for herein.

          (c) Each and every provision of Sections 4 and 5 of this Agreement shall be deemed satisfied or waived by Buyer.

SECTION 4:     REPRESENTATIONS AND WARRANTIES BY SELLER

     As a material inducement to Buyer to enter into this Agreement and with the understanding and expectation that Buyer will be relying thereon in consummating the Stock Sale contemplated hereunder, Shareholders jointly and severally hereby represent and warrant as follows:

     4.1 ORGANIZATION AND STANDING. L&L ,VSL and NTA (hereafter collectively the "Corporations" for the purposes of this Section 4) are each corporations duly organized, validly existing and in good standing under the laws of the State of New York and have all requisite corporate power and authority to own its assets and properties and to carry on its business as it is now being conducted.

     4.2 SUBSIDIARIES, ETC. Except as set forth below, the Corporations do not have any direct or indirect ownership interest in any corporation, partnership, joint venture, association or other business enterprise.

     4.3 QUALIFICATION. The Corporations are qualified to engage in business in New York. There is no other jurisdiction wherein the character of the properties presently owned by the Corporations or the nature of the activities presently conducted by the Corporations makes necessary the qualification, licensing or domestication of the Corporations as a foreign corporation.

     4.4 CORPORATE AUTHORITY. Except as set forth on Exhibit hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by the Corporations with any of the provisions hereof will

          (a) conflict with or result in a breach of any provision of its Articles of Incorporation or By-Laws;

          (b) result in a default (or give rise to any right of termination, cancellation, or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which either Corporation is a party, or by which any of its properties or assets may be bound except for such default (or right of termination, cancellation, or acceleration) as to which requisite waivers or consents shall either have been obtained by the Corporation prior to the Closing Date or the obtaining of which shall have been waived by the other parties hereto; or

          (c) violate any order, writ, injunction, decree or, to the Corporation's Best Knowledge, any statute, rule or regulation applicable to the Corporation or any of its properties or assets. No consent or approval by any Governmental Authority is required in connection with the execution and delivery by the Corporation of this Agreement or the consummation by the Corporation of the transactions contemplated hereby, except for possible notice under plant closing laws.

     4.5 FINANCIAL STATEMENTS. The following statements are attached to this Agreement as Exhibit 4.5:

          (a) Unaudited, consolidated financial statements of the Corporation and its subsidiaries containing unaudited, consolidated balance sheets as of March 31, 1998, together with unaudited, consolidated statements of operations from November 1, 1997 to and including March 31, 1998;

          Such financial statements, together with and subject to the disclosures and notes thereto, (i) are in accordance with the books and records of the Corporations; (ii) present fairly and accurately the financial condition of the Corporations as of the dates of the balance sheets; (iii) present fairly and accurately the results of operations for the periods covered by such statements; (iv) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis; and
(v) include all adjustments (consisting of only normal recurring accruals) which are necessary for a fair presentation, on a consolidated basis, of the financial condition of the Corporations, and of the results of operations of the Corporations for the periods covered by such statements.

          As of the date hereof, and as of Closing, the Corporations do not have any liabilities or payables (absolute or contingent, known or unknown) except for liabilities or payables set forth on L&L's financial statements or otherwise disclosed in writing to Buyer.

     4.6 CAPITALIZATION OF THE CORPORATIONS. The authorized capital stock of the L&L consists entirely of 11,017 shares, all of which are designated Common Stock having no par value, and none are designated preferred stock. As of the date of this Agreement, and as of the Closing Date 11,017 shares of Common Stock and no shares of preferred stock are issued and outstanding. The names of the legal and beneficial owners of the issued and outstanding Common Stock immediately prior to the Closing are set out in Exhibit 4.6. The authorized capital stock of NTA consists entirely of 100 shares, all of which are designated Common Stock having no par value, and none are designated Preferred Stock. As of the date of this Agreement, and as of the Closing Date, 100 shares of Common Stock and no shares of Preferred Stock of NTA are issued and outstanding. The authorized capital stock of VSL consists entirely of 100 shares, all of which are designated Common Stock having no par value, and none
are designated Preferred Stock.   As of the date of this Agreement, and as of
the Closing Date, 100 shares of Common Stock and no shares of Preferred Stock of VSL are issued and outstanding. The sole shareholder of NTA and VSL is L&L. All issued and outstanding shares of the Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. All voting power is vested exclusively in the holders of the Common Stock. There are no outstanding rights, options, warrants, subscriptions, calls, convertible securities, or agreement of any character or nature under which the Company is or may become obligated to issue any shares of its capital stock of any kind, other than those shares indicated in this Section as presently outstanding, and shares issuable in accordance with the terms of this Agreement.

     4.7 NO DEFAULTS. Except as set forth on the attached Exhibit 4.7, each of the leases, contracts, agreements and insurance policies to which NTA or VSL is a party is in full force and effect as of the date hereof with no material defaults existing thereunder.

     4.8 FINANCIAL INFORMATION. In connection with the investigations performed by an audit to be undertaken by Buyer, Seller has furnished certain financial information and data including, without limitation, tax and accounting records, financial records, statements, worksheets and other information requested by the Buyer and its auditors necessary to undertake and complete the audited financial examinations. Seller represents and warrants that any and all such information furnished in connection with the conduct of such investigations and audits shall be true, accurate and complete in all material respects and shall not contain any material misstatements nor any material omissions of fact or information respecting the financial condition or results of operations of L&L, VSL or NTA for the respective periods covered by the audits.

     4.9  TAXES.  Except as set forth in Exhibit 4.9:

          (a) The Corporations have filed (or have obtained extensions for filing) all income, excise, sales, corporate franchise, property, payroll and other tax returns or reports required to be filed by it, as of the date hereof by the United States of America, any state or other political subdivision thereof or any foreign country and has paid all Taxes or assessments relating to the time periods covered by such returns or reports;

          (b) The Corporations have paid all tax liabilities imposed or assessed by any governmental authority for all periods prior to the Closing Date for which such taxes have become due and payable and has received no notice from any such governmental authority of any deficiency or delinquency with respect to such obligation. The Corporations are not currently undergoing any audit conducted by any taxing authority and have received no notice of audit covering any prior period for which taxes have been paid or are or will be due and payable prior to the Closing Date. There are no present disputes as to taxes of any nature payable by Seller.

     4.10 NO ACTIONS, PROCEEDINGS, ETC.  Except as listed on the attached
Exhibit 4.10, there is no action or proceeding (whether or not purportedly on behalf of the Corporations) pending or threatened by or against the Corporations which might result in any material adverse change in the condition, financial or otherwise, of the Corporations' business or assets. No order, writ or injunction or decree has been issued by, or requested of any court or governmental agency which does nor may result in any material adverse change in the Corporations' assets or properties or in the financial condition or the business of the Corporations. Except for liabilities referred to in attached Exhibit 4.10, the Corporations are not liable for damages to any employee or former employee as a result of any violation of any state, federal or foreign laws directly or indirectly relating to such employee or former employee.

     4.11 POST BALANCE SHEET CHANGES.  Except as set forth on the attached
Exhibit 4.11, since the date of the latest financial statements through the date of this Agreement, the Corporations have not (a) issued, bought, redeemed or entered into any agreements, commitments or obligations to sell, buy or redeem any shares of its capital stock; (b) incurred any obligation or liability (absolute or contingent), other than current liabilities incurred, and obligations under contracts entered into, in the ordinary course of business; (c) discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities incurred in the ordinary course of business; (d) mortgaged, pledged or subjected to lien charges, or other encumbrance any of its assets, other than the lien of current or real property taxes not yet due and payable;
(e) waived any rights of substantial value, whether or not in the ordinary course of business; (f) suffered any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting its assets or its business; (g) made or suffered any amendment or termination of any material contract or any agreement which adversely affects its business; (h) received notice or had knowledge of any labor trouble other than routine grievance matters, none of which is material; (i) increased the salaries or other compensation of any of its directors, officers or employees or made any increase in other benefits to which employees may be entitled, other than employee salary increases made in the ordinary course of business and reflected on an Exhibit hereto; (j) sold, transferred or otherwise disposed of any of its assets, other than in the ordinary course of business; (k) declared or made any distribution or payments to any of its shareholders, officers or employees, other than wages and salaries made to employees in the ordinary course of business; (l) revalued any of its assets; or (m) entered into any transactions not in the ordinary course of business.

     4.12 NO BREACHES. The Corporations are not in violation of, and the consummation of the transactions contemplated hereby do not and will not result in any material breach of, any of the terms or conditions of any mortgage, bond, indenture, agreement, contract, license or other instrument or obligation to which either Corporation is a party or by which its assets are bound; nor will the consummation of the transactions contemplated hereby cause NTA, VSL or L&L to violate any statute, regulation, judgment, writ, injunction or decree of any court, threatened or entered in a proceeding or action in which either Corporation is, was or may be bound or to which any of the Corporations' assets are subject.

     4.13 CONDITION OF THE CORPORATION'S ASSETS. L&L's and its subsidiaries' assets are currently in good and usable condition and there are no defects or other conditions which, in the aggregate, materially and adversely affect the
operation or values of such assets.   Except as disclosed on the attached
Exhibit 4.13, no third party (including any officer or employee of the Corporation) has any proprietary interest in any know-how or other intangible assets used by either Corporation in the conduct of its business.

     4.14 INVENTORY. Except as otherwise set forth on Exhibit 4.14, all inventories reflected in the Corporations' latest financial statements in excess of the reserves for excess or obsolete inventories are stated at the lowest of cost, replacement cost or market, and, as so stated, are in good condition and usable or salable in the category in which they are inventoried, in the ordinary course of business of the Corporations, without discounts other than normal trade discounts regularly offered by the Corporations, for prompt payment or quantity purchase.

     4.15 ACCOUNTS RECEIVABLE. The accounts receivable of the Corporations represent valid and enforceable obligations due to the Corporation and its subsidiaries, and shall be collectible by the Corporation and its subsidiaries in the ordinary course of business. Except as set forth on the attached
Exhibit 4.15, the Corporations have not received any notice of any material counterclaim or set-off with respect to such accounts receivable.

     4.16 CORPORATE ACTS AND PROCEEDINGS. This Agreement has been duly authorized by all necessary corporate action on behalf of L&L, has been duly executed and delivered by authorized officers of L&L, and is a valid and binding Agreement on the part of L&L that is enforceable against Sellers, NTA, VSL and L&L in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors' rights generally and to judicial limitations on the enforcement of the remedy of specific performance and other equitable remedies.

     4.17 REGISTERED RIGHTS AND PROPRIETARY INFORMATION.

          (a) Exhibit 4.17 hereto contains a true and complete list of all service marks, trademark and service mark registrations and applications, copyright, copyright registrations and applications, grants of licenses and rights to the Corporation and its subsidiaries with respect to the foregoing, both domestic and foreign, claimed by the Corporation or its subsidiaries or used or proposed to be used by the Corporation and/or its subsidiaries in the conduct of their business including, without limitation, the name "National Teaching Aids," (collectively herein, "Registered Rights"). Exhibit 4.17 hereto also contains a true and complete list of all and every trade secret, know-how, process, formula, discovery, development, research, design, technique, customer and supplier list, contracts, product development plans, product development concepts, author contracts, marketing and purchasing strategy, invention, and any other matter required for, incident to, or related to the conduct of their businesses (hereafter collectively the "Proprietary Information"). Except as described in Exhibit 4.17 hereto, the Corporation and/or its subsidiaries are not obligated or under any liability whatever to make any payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any Registered Right or Proprietary Information with respect to the use thereof in the conduct of their businesses or otherwise.

          (b) Except as described in Exhibit 4.17 hereto, to the Corporation's Best Knowledge after reasonable inquiry, the Corporation owns and has the unrestricted right to use the Registered Rights and Proprietary Information required for or incident to the design, development, manufacture, operation, sale and use of all products and services sold or rendered or proposed to be sold or rendered by the Corporation and/or its subsidiaries or relating to the conduct or proposed conduct of their businesses free and clear of any right, title, interest, equity or claim of others. Except as described in Exhibit 4.17 hereto, the Corporation and/or its subsidiaries have taken all necessary steps (including without limitation entering into appropriate confidentiality, assignment of rights and non-competition agreements with all officers, directors, employees and consultants of the Corporation and/or its subsidiaries and others with access to or knowledge of the Proprietary Information) to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, the Proprietary Information and all related documentation and intellectual property rights therein necessary for the conduct or proposed conduct of their businesses.

          (c) Except as described in Exhibit 4.17 hereto, the Corporation and/or its subsidiaries have not sold, transferred, assigned, licensed or subjected to any right, lien, encumbrance or claim of others, any Proprietary Information, including without limitation any Registered Right, or any interest therein, related to or required for the design, development, manufacture, operation, sale or use of any product or service currently under development or manufactured, or proposed to be developed, sold or manufactured, by them. Exhibit 4.17 contains a true and complete list and description of all licenses of Proprietary Information granted to the Corporation by others or to others by the Corporation and/or its subsidiaries. Except as described in Exhibit 4.17 hereto, there are no claims or demands of any person pertaining to, or any proceedings that are pending or threatened, which challenge the rights of the Corporation and/or its subsidiaries in respect of any Proprietary Information used in the conduct of their businesses.

          (d) Except as described in Exhibit 4.17 hereto, the Corporation and/or its subsidiaries own and on the Closing Date shall own, have, and hold, exclusively all right, title and interest in the Registered Rights, free and clear of all liens, encumbrances, restrictions, claims and equities of any kind whatsoever, has and shall have the exclusive right to use, sell, license or dispose of, and has and shall have the exclusive right to bring action for the infringement of the Registered Rights and the Proprietary Information. To the Best Knowledge of Corporation, the marketing, promotion, distribution or sale by the Corporation and/or its subsidiaries of any products or services subject to the Registered Rights or making use of Proprietary Information shall not constitute an infringement of any patent, copyright, trademark, service mark or misappropriation or violation of any other party's proprietary rights or a violation of any license or agreement by the Corporation and/or its subsidiaries. Except as described in Exhibit 4.17 hereto, to the knowledge of the Corporation after due inquiry no facts or circumstances exist that could result in the invalidation of any of the Registered Rights.

     4.18 CHANGES IN SUPPLIERS AND CUSTOMERS. Except as disclosed on Exhibit 4.18, the Corporation is not aware of any fact which indicates that any of the suppliers supplying products, services, components or materials to the Corporation or its subsidiaries intends to cease selling such products or providing such services to the Corporation or its subsidiaries nor is the Corporation aware of any fact which indicates that any major customer of the Corporation or its subsidiaries intends to terminate its business relations with the Corporation or its subsidiaries.

     4.19 NO LIENS OR ENCUMBRANCES. The Corporation and/or its subsidiaries have good and marketable title to all of the property and assets, tangible and intangible, employed in the operations of their businesses, free of any material mortgages, security interests, pledges, easements or encumbrances of any kind whatsoever except as set forth on the attached Exhibit 4.19 and except for such property and assets as may be leased by the Corporation.

     4.20 EMPLOYEE MATTERS. Exhibit 4.20 attached hereto contains a true, complete and accurate list of all employees of the Corporation and its subsidiaries and the remuneration of each (including wages, salaries and fringe benefits). The Corporation has no information or facts indicating that any employee listed on Exhibit 4.20 intends to terminate his/her employment relationship with the Corporation or its subsidiaries prior or subsequent to the Closing Date, except as may be required by this Agreement. Except as specifically described on Exhibit 4.20, the Corporation has no employee benefit plans (including, but not limited to, pension plans and health or welfare plans), arrangements or understandings, whether formal or informal. The Corporation does not now and has never contributed to a "multi-employer plan" as defined in Section 400(a)(3) of ERISA. The Corporation has complied with all applicable provisions of ERISA and all rules and regulations promulgated thereunder, and neither the Corporation nor any trustee, administrator, fiduciary, agent or employee thereof has at any time been involved in a transaction that would constitute a "prohibited transaction" within the meaning of Section 406 of ERISA as to any covered plan of the Corporation. The Corporation is not a party to any collective bargaining or other union agreement. The Corporation has not, within the past five (5) years had, or been threatened with, any union activities, work stoppages or other labor trouble with respect to its employees which had or might have had a material adverse effect on the Corporation, its business or assets. Except as set forth in Exhibit 4.10, since the date of the financial statements provided for in this Agreement, the Corporation has not made any commitment or agreements to increase the wages or modify the conditions or terms of employment of any of the employees of the Corporation used in connection with its business, and between the date of this Agreement and the Closing Date, the Corporation will not make any agreement to increase the wages or modify the conditions or terms of employment of any of the employees of the Corporation used in the conduct of its business, without the prior written consent of all parties hereto.

     4.21 LEGAL PROCEEDINGS AND COMPLIANCE WITH LAW.  Except as set forth in
Exhibit 4.21, there is no legal, administrative, arbitration or other proceeding or governmental investigation pending or threatened (including those relating to the health, safety, employment of labor, or protection of the environment) pertaining to L&L or its subsidiaries which might result in the aggregate in money damages payable by L&L or its subsidiaries in excess of insurance coverage or which might result in a permanent injunction against L&L or its subsidiaries. Except as set forth in such Exhibit, L&L and its subsidiaries have substantially complied with, and are not in default in any respect under any laws, ordinances, requirements, regulations, or orders applicable to the business of L&L or its subsidiaries, the violation of which might materially and adversely affect them. Except as set forth in such Exhibit, L&L and its subsidiaries are not parties to any agreement or instrument, nor are they subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree, rule, regulation, code or ordinance which materially and adversely affects, or might reasonably be expected materially and adversely to affect the business, operations, prospects, property, assets or condition, financial or otherwise, of L&L or its subsidiaries.

     4.22 CONTRACT SCHEDULES. Attached as Exhibits 4.22 hereto is an accurate list and summary description of the following:

          (a) All contracts, leases, agreements, covenants, licenses, instruments or commitments of L&L and its subsidiaries pertaining to the business of L&L and its subsidiaries calling for the payment of $5,000 or more or which is otherwise material to the business of L&L and its subsidiaries, including, without limitation, the following:

               (i)  Executory contracts for the sale of products and services;


               (ii) Executory contracts for the purchase, sale or lease of any assets;

              (iii  Management or consulting contracts;

               (iv) Patent, trademark and copyright applications,
                    registrations or licenses, and know-how, intellectual property and trade secret agreements or other licenses;

               (v) Note agreements, loan agreements, indentures and the like, other than those entered into and executed in the ordinary course of business;

               (vi) All sales, agency, distributorship, license or franchise agreements; and

              (vii) Any other contracts not in the ordinary course of
                    business.

          (b) There are no labor contracts, employment agreements and collective bargaining agreements related to L&L and its subsidiaries.

          (c) All instruments evidencing any liens or security interest securing any indebtedness of L&L and its subsidiaries covering any asset of L&L and its subsidiaries.

          (d) There are no obligations of NTA, VSL or L&L under any profit sharing, pension, stock option, severance pay, retirement, bonus, deferred compensation, group life and health insurance or other employee benefit plans, agreements, arrangements or commitments of any nature whatsoever, whether or not legally binding, and there are no agreements with any present or former officer, director or shareholder of L&L, VSL or NTA or their subsidiaries save and except for those obligations set forth in this Agreement. It is understood that neither NTA, VSL nor L&L shall be subject to, and Buyer is not assuming, any such commitments and/or obligations, all of which shall be and remain the obligation of Seller, and Seller agrees to indemnify and hold harmless Buyer, L&L, VSL and NTA from any liability with respect thereto.

          (e) Any and all documents, instruments and other writings not listed in any other schedule hereto which are material to the business operations of L&L and/or its subsidiaries.

          Except as set forth in Exhibit 4.22, all of such contracts, agreements, leases, licenses, plans, arrangements and commitments and all other such items set forth above are valid, binding and in full force and effect in accordance with their terms and conditions, and there is no existing default thereunder or breach thereof by the Corporation, or by any party to such contracts, or any conditions which, with the passage of time or the giving of notice or both, might constitute such a default by the Corporation or by any other party to the contracts.

     4.23 LABOR MATTERS. There are no strikes, slowdowns, stoppages, organizational efforts, discrimination charges or other labor disputes pending or, to the knowledge of Shareholders or any of its agent or employees, threatened against L&L or its subsidiaries.

     4.24 INSURANCE. L&L and its subsidiaries maintain in full force and effect insurance coverage on their assets and businesses in such amounts and against such risks and losses as set forth in Exhibit 4.23.

     4.25 ENVIRONMENTAL. Except as disclosed on Exhibit 4.25, and except for normal office and consumer products utilized in the ordinary course of business, the conduct and operation of the businesses of L&L and its subsidiaries have not and do not:

          (a) Involve or require the storage, disposal, generation, manufacture, refinement, transportation, production or treatment of toxic wastes, hazardous wastes, or hazardous substances;

          (b) Resulted in any spill, discharge, leak, emission, injection, escape, dumping, or release of any kind onto the business premises, or into the environment surrounding the business premises, of any toxic wastes or hazardous substances; or

          (c) Involve or require the treatment, collection, storage or disposal of any refuse or objectionable wastes so as to require a permit or approval from the United States Environmental Protection Agency, or otherwise subject to the regulation of the United States Environmental Protection Agency or any state regulatory agency.

          Seller represents and warrants that

               (i) to the Best Knowledge of Seller, no real property ( or the subsurface soil and the ground water thereunder) now or previously owned or leased by Seller (the "Property") either contains any Hazardous Substance (as hereinafter defined) or has underneath it any underground fuel or liquid storage tanks;

               (ii) to the Best Knowledge of Seller, there has been no generation, transportation, storage, treatment or disposal of any Hazardous Substance on or beneath the Property, now or in the past;

              (iii) Seller is not aware of any pending or threatened litigation or proceedings before any court or administrative agency in which any person alleges, or threatens to allege, the presence, release, threat of release, placement on or in the Property, or the generation, transportation, storage, treatment or disposal at the Property, of any Hazardous Substance;

               (iv) Seller has not received any notice and has no knowledge that any Governmental Authority or any employee or agent thereof has determined or alleged, or is investigating the possibility, that there is or has been any presence, release, threat of release, placement on or in the Property, or any generation, transportation, storage, treatment or disposal at the Property, of any Hazardous Substance;

               (v) To Seller's Best Knowledge, there have been no communications or agreements with any Governmental Authority or agency (federal, state or local) or any private person or entity (including, without limitation, any prior owner of the Property and any present or former occupant or tenant of the Property) relating in any way to the presence, release, threat of release, placement on or in the Property, or any generation, transportation, storage, treatment or disposal at the Property, of any Hazardous Substance. Seller further agrees and covenants that Seller will not store or deposit on, otherwise release or bring onto or beneath, the Property any Hazardous Substance prior to the Closing Date; and

               (vi) there is no litigation, proceeding, citizen's suit or governmental or other investigation pending, or, to Seller's Best Knowledge, threatened, against Seller, and Seller knows of no facts or circumstances which might give rise to any future litigation, proceeding, citizen's suit or governmental or other investigation, which relate to Seller's compliance with environmental laws, regulations, rules, guidelines and ordinances.

          For purposes of this Section 4.25, "Hazardous Substance" shall mean and include (1) a hazardous substance as defined in 42 U.S.C. Section 9601(14), the Regulations at 40 C.F.R. Part 302, (2) any substance regulated under the Emergency Planning and Community Right to Know Act (including without limitation any extremely hazardous substances listed at 40 C.F.R. Part 355 and any toxic chemical listed at 40 C.F.R. Part 372), (3) hazardous wastes and hazardous substances as specified under any Florida state or local Governmental Requirement governing water pollution, groundwater protection, air pollution, solid wastes, hazardous wastes, spills and other releases of toxic or hazardous substances, transportation of hazardous substances, materials and wastes and occupational or employee health and safety, and (4) any other material, gas or substance known or suspected to be toxic or hazardous (including, without limitation, any radioactive substance, methane gas, volatile hydrocarbon, industrial solvent, and asbestos) or which could cause a material detriment to, or materially impair the beneficial use of the Property, or constitute a material health, safety or environmental risk to any person exposed thereto or in contact therewith. For purposes of this Section 4.25, "Hazardous Substance" shall not mean and shall not include the following, to the extent used normally and required for everyday uses or normal housekeeping or maintenance: (A) fuel oil and natural gas for heating,
(B) lubricating, cleaning, coolant and other compounds customarily used in building maintenance, (C) materials routinely used in the day-to-day operations of an office, such as copier toner, (D) consumer products, (E) material reasonably necessary and customarily used in construction and repair of an office project, and (F) fertilizers, pesticides and herbicides commonly used for routine office landscaping.

          The terms "hazardous wastes" and "hazardous substances" shall have the meaning specified by any applicable local, state, or federal statute or regulation concerning or governing water pollution, groundwater protection, air pollution, solid wastes, hazardous wastes, spills, and other releases of toxic or hazardous substances, transportation of hazardous substances, materials, and wastes and occupational or employee health and safety.

     4.26 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Seller contained in this Agreement shall be true on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date. Such representations and warranties shall survive the Closing Date and shall remain operative in full force and effect for the period of time set forth in Section 11.8 hereof regardless of any investigation at any time made by or on behalf of the Buyer and shall not be deemed merged in any document or instrument so executed or delivered by the Buyer.

     4.27 DISCLOSURE OF INFORMATION. The Corporations represent and warrant that all statements, data and other written information provided by it to any party hereto as well as their respective consultants and representatives have been true, accurate and correct in all material respects as of the date provided and have been provided with the knowledge of the Corporation that the receiving party will rely upon same in connection with that party's decision to consummate the transactions provided for in this Agreement. The Corporations represent and warrant that, (i) there exists no material information concerning the Corporations which have not been disclosed to or made available to the other parties and their representatives or consultants and which would be material to a decision to consummate the transactions provided for in this Agreement and (ii) in the aggregate, such information does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in them, in light of the circumstances under which they are made, not misleading.


SECTION 5:     COVENANTS OF SELLER
               -------------------
     5.1 PRESERVATION OF BUSINESS. Until Closing, Sellers shall use its best efforts to:

          (a) preserve intact the present business organization of L&L, VSL and NTA;

          (b) maintain its Property and assets, and those of its subsidiaries, in their present state of repair, order and condition, reasonable wear and tear excepted;

          (c) preserve and protect the goodwill and advantageous relationships of and its subsidiaries with their customers and all other persons having business dealings with L&L and its subsidiaries;

          (d) preserve and maintain in force all licenses, permits, registrations, franchises, patents, trademarks, trade names, trade secrets, service marks, copyrights, bonds and other similar rights of L&L and its subsidiaries; and

          (e)  comply with all laws applicable to the conduct of its business

     5.2 ORDINARY COURSE. L&L, VSL and NTA shall conduct their business only in the usual, regular and ordinary course, in substantially the same manner as previously, and shall not make any substantial change to its methods of management or operation in respect of such business or property. Without limiting the foregoing, L&L, VSL or NTA shall not:

          (a) sell, mortgage, pledge or encumber or agree to sell, mortgage, pledge or encumber, any of its property or assets, other than in the ordinary course of business;

          (b) incur any obligation (contingent or otherwise) or purchase, acquire, transfer, or convey, any material assets or property or enter into any contract or commitment, except in the ordinary course of business;

          (c) discuss, solicit, negotiate or enter into an agreement concerning any merger, consolidation or sale of all or substantially all of its assets except as contemplated by this Agreement.

     5.3 NEGATIVE COVENANTS. Except as disclosed in Exhibits to this Agreement, from the date hereof until the Closing Date, unless and until Buyer otherwise consents in writing, L&L will not (a) change or alter the physical contents or character of the inventories of its business, so as to materially affect the nature of L&L's business or materially and adversely change the total dollar valuation of such inventories from that reflected on the financial statements referred to in Section 4.5 other than in the ordinary course of business; (b) incur any obligations or liabilities (absolute or contingent) other than current liabilities incurred and obligations under contracts entered into in the ordinary course of business; (c) mortgage, pledge or voluntarily subject to lien, charge or other encumbrance any assets, tangible or intangible, other than the lien of current property taxes not due and payable; (d) sell, assign or transfer any of its assets or cancel any debts or claims, other than in the ordinary course of business; (e) waive any right of any substantial value; (f) declare or make any payment or distribution to shareholders or issue, purchase or redeem any shares of its capital stock or other equity securities or issue or sell any rights to acquire the same; (g) grant any increase in the salary or other compensation of any of its directors, officers, or employees or make any increase in any benefits to which such employees might be entitled; (h) institute any bonus, benefit, profit sharing, stock option, pension, retirement plan or similar arrangement, or make any changes in any such plans or arrangements presently existing; or (i) enter into any transactions or series of transactions other than in the ordinary course of business.

     5.4 ACCESS TO BOOKS AND RECORDS, PREMISES, ETC. From the date of this Agreement through the Closing Date, L&L and its subsidiaries will grant Buyer and its authorized representatives access to their books and records, premises, products, employees and customers and other parties with whom they have contractual relations during reasonable business hours and in a manner not to disrupt or interfere with their business relationships for purposes of enabling Buyer to fully investigate the business of L&L and its subsidiaries.

     5.5 COMPENSATION. L&L shall not enter into or agree to enter into any employment contract or agreement for consulting, professional, or other services which will adversely and materially affect the operation of NTA or VSL prior to the Closing Date.

     5.6 TAXES AND OTHER LIABILITIES. L&L, VSL and NTA will promptly pay and discharge before the same become delinquent and before penalties accrue thereon, all lawful taxes, assessments and governmental charges or levies imposed upon it or income or profits, or upon or against any of its property, real, personal or mixed, and all of its other liabilities except to the extent that the same are being contested in good faith and by appropriate proceedings in such manner as not to cause any materially adverse affect upon its financial condition or the loss of any right of redemption from any sale thereunder, and it shall have set aside on its financial statements delivered to Buyer, reserves (segregated to the extent required by sound accounting principles) adequate with respect thereto; provided, further, that Seller shall pay all such taxes, assessments, charges or levies forthwith in excess of such reserves whenever final judgment is entered thereon, or as the result of proceedings to foreclose any lien which attached as security therefor, foreclosure on such lien appears imminent, unless a surety bond or such other measure can be taken to prevent such foreclosure.

     5.7  NO SOLICITATION.

          (a) Except in connection with the transactions contemplated by this Agreement, Seller shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of or any investment banker, attorney or other advisor or representative of, Seller or any of its subsidiaries to, (i) solicit, initiate or encourage the submission of, any takeover proposal, (ii) enter into any agreement with respect to any takeover proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any executive officer of Seller or any of its subsidiaries or any investment banker, attorney or other advisor or representatives of Seller or any of its subsidiaries or otherwise, shall be deemed to be a breach of this Section by Seller. For purposes of this Agreement, "takeover proposal" means any proposal for a merger, consolidation or reorganization or other business combination involving Seller or any of its subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in, any voting securities of, or options, rights, warrants or other interests convertible or exercisable for or into such voting securities, or a substantial or material portion of the assets or business of Seller or any of its subsidiaries, other than the transactions contemplated by this Agreement.

          (b) Except upon a material breach of this Agreement by Buyer or following termination hereof, except for action permitted or contemplated by this Agreement, including a party's right to terminate this Agreement under certain circumstances, neither the Board of Directors of Seller nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Buyer, the approval or recommendation by such Board of Directors of any such committee of this Agreement or (ii) approve or recommend, or propose to approve or recommend, any takeover proposal.

          (c) Seller promptly shall advise Buyer orally and in writing of any takeover proposal or any inquiry with respect to or which could lead to any takeover proposal and the identity of the person making any such takeover proposal or inquiry. Seller will keep Buyer fully informed of the status and details of any such takeover proposal or inquiry.

          (d) The provisions of this Section 6.6 shall not be construed to prevent any investment banker, attorney or other advisor or representative of Seller to engage in discussions with third parties in the ordinary course of business with respect to transactions not involving the parties to this Agreement.


SECTION 6:     REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS
               ----------------------------------------------
     Each Shareholder shall severally represent and warrant to Buyer that as of the date of Closing, the following are true and accurate with respect to such Shareholder:

     6.1 SHARE OWNERSHIP. The Shareholders owns the number of shares of the common stock, if any, of L&L, a New York corporation, set forth in Section hereof, which shares are fully paid, nonassessable and are transferred and assigned to Buyer free and clear of any claims, liens, and encumbrances or other restrictions which would in any way impair their right to effectively sell or transfer such shares.

     6.2 RIGHTS. The Shareholders do not own or hold any rights, options, warrants, subscriptions, calls, convertible securities, or agreements of any character or nature under which L&L is or may become obligated to issue any shares of its capital stock of any kind other than those described as outstanding in Section 9.1 above.

     6.3 RESTRICTION ON FUTURE TRANSFER. There are no restrictions on the transferability of the L&L Shares being transferred to Buyer imposed by or pursuant to L&L's Articles of Incorporation, Bylaws or by any other agreements to which such Shareholder is a party, except for restrictions imposed by or on account of federal and state securities laws.


SECTION 7:     TERMINATION
               -----------
     7.1  GROUNDS FOR TERMINATION.   This Agreement may be terminated and
abandoned solely as follows:

          (a) At any time until the Closing Date by the unanimous mutual agreement of the Shareholders and the Boards of Directors of AMEP and L&L.

          (b) By any party hereto, if for any reason the parties have failed to close this Agreement on or before April 30, 1998, provided that the party requesting termination is not then in default thereunder.

          In the event of any termination pursuant to Section 13.1(b) written notice setting forth the reasons therefor shall forthwith be given by the terminating party to all of the other parties hereto.

     7.2 EFFECT OF TERMINATION. If the Exchange is terminated and abandoned as provided for in this Section, this Agreement shall forthwith become wholly void and of no effect without liability to any party to this Agreement except for breach of this Agreement.


SECTION 8:     INDEMNIFICATION AND REMEDIES FOR BREACH
               ---------------------------------------
     8.1  INDEMNIFICATION BY BUYER.

          (a) Buyer shall defend, indemnify and hold the other parties hereto harmless against and in respect of any damage, loss, liability, cost or expense, including expert witness fees and reasonable attorneys' fees, whether or not recoverable under applicable state law, resulting or arising from or incurred in connection with:

               (i) any misrepresentation or nonfulfillment or nonperformance of any agreement on the part of Buyer under this Agreement, or any misrepresentation or omission from any exhibit, schedule, list, certificate or other instrument furnished or to be furnished by it under this Agreement, or any noncompliance on the part of Buyer with applicable law.

               (ii) any and all claims against or liabilities of Buyer of any nature whatsoever, whether accrued, absolute, contingent or otherwise and whether known or unknown, except to the extent that any such liability arises from another party's failure to perform or discharge, when due, that party's future obligations; and

              (iii) any actions, suits, proceedings, damages, assessments, judgments, costs or expenses incident to any of the foregoing.

     8.2  INDEMNIFICATION BY SELLER.

          (a) Shareholders shall defend, indemnify and hold the other parties hereto harmless against and in respect of any damage, loss, liability, cost or expense, including expert witness fees and reasonable attorneys' fees, whether or not recoverable under applicable state law, resulting or arising from or incurred in connection with:

               (i) any misrepresentation, breach of warranty, or nonfulfillment or nonperformance of any agreement on the part of Seller under this Agreement, or any misrepresentation or omission from any exhibit, schedule, list, certificate or other instrument furnished or to be furnished by it under this Agreement.

               (ii) any and all liabilities of L&L of any nature whatsoever, whether accrued, absolute, contingent or otherwise and whether known or unknown, except to the extent that any such liability arises from another party's failure to perform or discharge, when due, that party's future obligations;

              (iii) any actions, suits, proceedings, damages, assessments, judgments, costs or expenses incident to any of the foregoing.

     8.3  NOTICE.   Promptly after the receipt by any party hereto of notice
of any claim asserted by a third party that may give rise to the liability of any party for which the right to indemnification may be claimed under this Section, such party shall give to each other party written notice of such claim as soon as practicable.

     8.4  DETERMINATION OF DAMAGES AND RELATED MATTERS.

          (a) Upon the occurrence of any event which would give rise to a claim by a party (the "Claimant Party") against, or to a right of defense and indemnity against a party (the "Indemnifying Party") pursuant to this Section , or in the event that any suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which a party (the "Indemnifying Party") may become obligated to another party hereunder, the Claimant Party shall give notice to the Indemnifying Party of the occurrence of such event and shall identify the Claimant Party's choice of counsel to represent such investigation, claim or proceedings, provided that the failure of the Claimant Party to give notice shall not affect the indemnification obligations of the Indemnifying Party hereunder. The Claimant Party shall have the non-exclusive right to so defend, contest or protect against such matter utilizing the counsel of the Claimant Party's choice (who shall be reasonably acceptable to a representative of the Indemnifying Party). The Indemnifying Party shall have the right, but not the obligation, to participate, at its own expense, in the defense thereof by counsel of their choice. In addition, the Indemnifying Party shall have the right to elect to assume the defense of any such matter in the name of the Claimant Party with counsel who shall be reasonably satisfactory to the Claimant Party. If the Indemnifying Party shall elect to assume the defense in the name of the Claimant Party, it shall provide written notice of such election to the Claimant Party and from and after the giving of such notice to the Claimant Party, the Indemnifying Party shall not be liable to the Claimant Party for any legal or other expenses subsequently incurred by the Claimant Party in connection with the defense, other than reasonable costs of investigation.
The Indemnifying Party shall not be liable to the Claimant Party on account of any settlement of any claim, action or proceeding effected without the Indemnifying Party's consent, provided that any such consent shall not be unreasonably withheld or delayed.

          (b) Provided that the Indemnifying Party has not elected to assume the defense of the matter in accordance with the provisions of Section , as the Claimant Party incurs expenses for which indemnification hereunder is provided and prior to any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction, and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, the Claimant Party shall forward to the Indemnifying Party notice of any sums due and owing by them pursuant to this Agreement with respect to such matter and they shall be required to pay all of the sums so due and owing to the Claimant Party by certified or bank cashier's check within ten (10) days of such notice.

          (c) Each of the parties shall fully cooperate with the others in connection with any proceeding for which a claim of indemnification may be made hereunder. If any dispute shall arise with respect to the obligations of any party to the other parties under this Section , and the parties shall be unable to resolve such dispute after good faith negotiations, the parties shall, upon the request of any party involved, submit the dispute to arbitration in accordance with Section .

     8.5 REMEDIES FOR BREACH. In the event of any breach of any of the provisions of this Agreement, including but not limited to any breach of any covenant, warranty or representation made by any party hereto, the breaching or defaulting party shall be liable pursuant to the provisions of 8.1, 8.2,
14,3, and 14.5 above.   In the event of any material breach by any party of
any provision under this Agreement, any party may commence arbitration in accordance with Section 17.13 hereof; provided, however, that nothing contained in this Agreement shall be deemed to preclude a party to sue for or seek specific performance of the provisions of this Agreement in the appropriate circumstance pursuant to Section 17.15.


SECTION 9:     NONDISCLOSURE OF CONFIDENTIAL INFORMATION
               -----------------------------------------
     Each of the Parties recognizes and acknowledges that it has and will have access to certain nonpublic information of the others which shall be deemed the confidential information of the other Parties (including, but not limited to, business plans, costs, trade secrets, licenses, research projects, profits, markets, sales, customer lists, strategies, plans for future development, financial information and any other information of a similar nature) that after the consummation of the transactions contemplated hereby will be valuable, special and unique property of the respective company. Information shall not be deemed Confidential Information and afforded the protections of this Section if, on the Closing Date, such information has been (i) developed by the receiving party independently of the disclosing party, (ii) rightfully obtained without restriction by the receiving party from a third party, provided that the third party had full legal authority to possess and disclose such information, (iii) publicly available other than through the fault or negligence of the receiving party, (iv) released without restriction by the disclosing party to anyone, including the United States government, or (v) properly and lawfully known to the receiving party at the time of its disclosure, as evidenced by written documentation conclusively established to have been in the possession of the receiving party on the date of such disclosure. Each of the Parties agrees that it will not disclose, and that they will use its best efforts to prevent disclosure by any other Person of, any such confidential information to any Person for any purpose or reason whatsoever, except to authorized representatives of the respective company. Notwithstanding, a party may use and disclose any such confidential information to the extent that a party may become compelled by Legal Requirements to disclose any such information; provided, however, that such party shall use all reasonable efforts and shall have afforded the other Parties the opportunity to obtain an appropriate protective order or other satisfactory assurance of confidential treatment for any such information compelled to be disclosed. In the event of termination of this Agreement, each party shall use all reasonable efforts to cause to be delivered to the other parties, and to retain no copies of, any documents, work papers and other materials obtained by such party or on such party's behalf during the conduct of the matters provided for in this Agreement, whether so obtained before or after the execution hereof. Each of the Parties recognizes and agrees that violation of any of the agreements contained in this Section will cause irreparable damage or injury to the respective company, the exact amount of which may be impossible to ascertain, and that, for such reason, among others, each company shall be entitled to an injunction, without the necessity of posting bond therefor, restraining any further violation of such agreements. Such rights to any injunction shall be in addition to, and not in limitation of, any other rights and remedies each company may have against each other.


SECTION 10:    EXPENSES
               --------
     Each of the parties will pay all costs and expenses of its or his performance and compliance with this Agreement. Notwithstanding the foregoing, if the Agreement is not consummated by reason of a default of one of the Parties, then the expenses of each of the Parties in connection with the transaction contemplated herein shall be paid by such defaulting Company.


SECTION 11:    MISCELLANEOUS
               -------------
     11.1 ATTORNEYS' FEES. In any action authorized hereunder to be brought or in any arbitration proceeding, for declaratory relief or to enforce any of the provisions or rights or obligations under this Agreement, the unsuccessful party to such proceeding, shall pay the successful party or parties all statutorily recoverable costs, expenses and reasonable attorneys' fees incurred by the successful party or parties including without limitation costs, expenses, and fees on any appeals and the enforcement of any award, judgment or settlement obtained, such costs, expenses and attorneys' fees shall be included as part of the judgment. The successful party shall be that party who obtained substantially the relief or remedy sought, whether by judgment, compromise, settlement or otherwise.

     11.2 SURVIVAL AND INCORPORATION OF REPRESENTATIONS. All statements contained in any certificate or other document delivered by any party hereunder at or in connection with the Closing shall be deemed to constitute representations and warranties made by that party to this Agreement. The representations, warranties, covenants and agreements made herein or any certificates or documents executed in connection herewith, shall survive the execution and delivery thereof and shall remain operative in full force and effect for the period of time set forth in Section 11.8 hereof regardless of any investigation at the time made by or on behalf of such party and shall not be deemed merged in any document or instrument so executed or delivered by the party.

     11.3 INCORPORATION BY REFERENCE. All Exhibits to this Agreement and all documents delivered pursuant to or referred to in this Agreement are herein incorporated by reference and made a part hereof.

     11.4 PARTIES IN INTEREST. Nothing in this Agreement, whether express or implied, is intended to, or shall, confer any rights or remedies under, or by reason of, this Agreement, on any person other than the parties hereto and their respective and proper successors and assigns. Nor shall anything in this Agreement act to relieve or discharge the obligation or liability of any third persons to any party to this Agreement.

     11.5 AMENDMENTS AND WAIVERS. This Agreement may not be amended, nor may compliance with any term, covenant, agreement, condition or provision set forth herein be waived (either generally or in a particular instance and either retroactively or prospectively) unless such amendment or waiver is agreed to in writing by all parties hereto.

     11.6 WAIVER. No waiver of any breach of any one of the agreements, terms, conditions, or covenants of this Agreement by the parties shall be deemed to imply or constitute a waiver of any other agreement, term, condition, or covenant of this Agreement. The failure of any party to insist on strict performance of any agreement, term, condition, or covenant, herein set forth, shall not constitute or be construed as a waiver of the rights of either or the other thereafter to enforce any other default of such agreement, term, condition, or covenant; neither shall such failure to insist upon strict performance be deemed sufficient grounds to enable either party hereto to forego or subvert or otherwise disregard any other agreement, term, condition, or covenants of this Agreement.

     11.7 GOVERNING LAW - CONSTRUCTION. This Agreement, and the rights and obligations of the respective parties, shall be governed by and construed in accordance with the laws of the State of Colorado, excluding conflict of law provisions which would act to apply the laws of another state.
Notwithstanding the preceding sentence, it is acknowledged that each party hereto is being represented by, or has waived the right to be represented by, independent counsel. Accordingly, the parties expressly agree that no provision of this Agreement shall be construed against any party on the ground that the party or its counsel drafted the provision. Nor may any provision of this Agreement be construed against any party on the grounds that party caused the provision to be present.

     11.8 LIMITATION OF ACTIONS. No action may be brought by any party to this Agreement to enforce any covenant made by any party hereto or to seek damages or equitable relief arising from any claimed breach or nonperformance of a covenant, representation, warranty or other performance provided for herein unless such action is commenced within five (5) years of the date of Closing. The parties hereto agree to be bound by the aforesaid limitation of actions notwithstanding the provisions of any applicable statutory limitation of actions to the contrary.

     11.9 NOTICES. Any notice, communication, offer, acceptance, request, consent, reply, or advice (herein severally and collectively, for convenience, called "Notice"), in this Agreement provided or permitted to be given, served, made, or accepted by any party or person to any other party or parties, person or persons, hereunder must be in writing, addressed to the party to be notified at the address set forth below, or such other address as to which one party notifies the other in writing pursuant to the terms of this Section, and must be served by (1) telefax or other similar electronic method, or
(2) depositing the same in the United States mail, certified, return receipt requested and postage paid to the party or parties, person or persons to be notified or entitled to receive same, or (3) delivering the same in person to such party.

          Notice shall be deemed to have been given immediately when sent by telefax or other electronic method and seventy-two hours after being deposited in the United States mail, or when personally delivered in the manner hereinabove described. Notice provided in any manner not specified above shall be effective only if and when received by the party or parties, person or persons to be, or provided to be notified.

          All notices, requests, demands and other communications required or permitted under this Agreement shall be addressed as set forth below:

          If Buyer, to:            Clifford C. Thygesen, President
                                   American Educational Products, Inc.
                                   6550 Gunpark Drive, Suite 200
                                   Boulder, Colorado 80301

          With copy to:            Clifford L. Neuman, Esq.
                                   Neuman, Drennen & Stone, LLC
                                   1507 Pine Street
                                   Boulder, Colorado 80302

          If Shareholders, to:     Aaron Becker
                                   Ten Harrow Lane
                                   Old Bethpage, NY 11804

          With copy to:            Gerard H. Toner, Esq.
                                   145 Rt. 109
                                   West Babylon, NY  11704

          Any party receiving a facsimile transmission shall be entitled to rely upon a facsimile transmission to the same extent as if it were an original. Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section for the giving of notice.

     11.10 FAX/COUNTERPARTS. This Agreement may be executed by telex, telecopy or other facsimile transmission, and such facsimile transmission shall be valid and binding to the same extent as if it were an original. Further, this Agreement may be signed in one or more counterparts, all of which when taken together shall constitute the same documents. For all evidentiary purposes, any one complete counter set of this Agreement shall be considered an original.

     11.11 CAPTIONS. The caption and heading of various sections and paragraphs of this Agreement are for convenience only and are not to be construed as defining or limiting, in any way, the scope or intent of the provisions hereof.

     11.12 SEVERABILITY. Wherever there is any conflict between any provision of this Agreement and any statute, law, regulation or judicial precedent, the latter shall prevail, but in such event the provisions of this Agreement thus affected shall be curtailed and limited only to the extent necessary to bring it within the requirement of the law. In the event that any part, section, paragraph or clause of this Agreement shall be held by a court of proper jurisdiction to be invalid or unenforceable, the entire Agreement shall not fail on account thereof, but the balance of the Agreement shall continue in full force and effect unless such construction would clearly be contrary to the intention of the parties or would result in unconscionable injustice.

     11.13 ARBITRATION. All disputes arising out of the interpretation of this Agreement or any alleged breach of any terms hereof or of any agreement provided for herein shall be submitted to and resolved by mandatory, binding arbitration. Arbitration shall be commenced and maintained only in the State of Colorado or the State of New York, at the election of the initiating party, and all provisions of the Commercial Rules of Arbitration of the American Arbitration Association pertaining to the rules of conduct, and scope of, discovery, shall apply.

     11.14 GOOD FAITH COOPERATION AND ADDITIONAL DOCUMENTS. The parties shall use their best good faith efforts to fulfill all of the conditions set forth in this Agreement over which it has control or influence. Each party covenants and agrees to cooperate in good faith and to enter into and deliver such other documents and papers as the other party reasonably shall require in order to consummate the transactions contemplated hereby, provided in each instance, any such document is in form and substance approved by the parties and their respective legal counsel.

     11.15 SPECIFIC PERFORMANCE. The obligations of the parties under Section are unique. If either party should default in its obligations under said section(s), the parties each acknowledge that it would be extremely difficult and impracticable to measure the resulting damages; accordingly, the non-defaulting party, in addition to any other available rights and remedies, may sue in equity for injunction (mandatory or prohibitive) or specific performance (all without the need to post a bond or undertaking of any nature), and the parties each expressly waive the defense that a remedy at law in damages is adequate.

     11.16 ASSIGNMENT. No party may directly or indirectly assign or delegate, by operation of law or otherwise, all or any portion of its/their/his rights, obligations or liabilities under this Agreement without the prior written consent of all parties other than the Shareholders, which consent may be withheld in their respective sole and absolute discretion.

     11.18 ENTIRE AGREEMENT - AMENDMENT. For purposes of this Section, the term "Agreement" shall include this Agreement and the Exhibits and other documents attached hereto or described in this Section 11 . This Agreement, and other documents delivered pursuant to this Agreement, contain all of the terms and conditions agreed upon by the parties relating to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, letters of intent, representations, warranties, disclosures, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting that subject matter.

     11.19 AUTHORITY TO SIGN. Each of the persons signing below on behalf of any party hereby represents and warrants that s/he or it is signing with full and complete authority to bind the party on whose behalf of whom s/he or it is signing, to each and every term of this Agreement.

     11.20 EXECUTION OF DOCUMENTS. The parties hereto agree to execute and deliver any and all other documents necessary and convenient to effectuate the Exchange herein provided for, and each party as an inducing condition, represents that it has the authority to enter into this Agreement and to make the foregoing commitments for itself.

     11.21 TIME. Time is of the essence of this Agreement and each of its provisions.

     IN WITNESS WHEREOF, the parties have signed the Agreement the date and year first above written.

                                   AMERICAN EDUCATIONAL PRODUCTS, INC., a
                                   Colorado corporation
ATTEST:


/s/ Secretary                      By: /s/ Clifford C. Thygesen
------------------------------     -------------------------------------
Secretary                               Clifford C. Thygesen, President


                                   HUBBARD SCIENTIFIC, INC., a Colorado
                                   corporation
ATTEST:

/s/ Secretary
------------------------------     By: /s/ Clifford C. Thygesen
Secretary                          -------------------------------------
                                        Clifford C. Thygesen, President

                                   LEISURE AND LEARNING, INC., a New York
                                   corporation
ATTEST:

/s/ Secretary
------------------------------     By: /s/ President
Secretary                          -------------------------------------
                                        President

                                   NATIONAL TEACHING AIDS, INC., a New York corporation
ATTEST:

/s/ Secretary
------------------------------     By: /s/ President
Secretary                          -------------------------------------
                                        President

                                   VISUAL SYSTEMS FOR LEARNING, INC., a New
                                   York corporation
ATTEST:


/s/ Secretary                      By: /s/ President
------------------------------     -------------------------------------
Secretary                               President



                                   SHAREHOLDERS:


/s/ Aaron Becker                   /s/ Felix Dutko
------------------------------     -------------------------------------
Aaron Becker                       Felix Dutko



/s/  Arlene Becker                 /s/  Burton Litwin
------------------------------     -------------------------------------
Arlene Becker                      Burton Litwin



/s/ Allan Wallin                   /s/ Stephen Martin
------------------------------     -------------------------------------
Allan Wallin                       Stephen Martin



                                   /s/ Linda Eber
                                   -------------------------------------
                                   Linda Eber